Exhibit 10.1

April 09, 2009

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attention:  Bryce Carmine

Re:	Collaboration Agreement between Eli Lilly and Company (“Lilly”) and Amylin Pharmaceuticals, Inc. (“Amylin”), dated September 19, 2002, as amended to date (the “Collaboration Agreement”)

Dear Bryce:

This letter confirms our understanding with respect to certain amendments to the Collaboration Agreement and the co-location of certain Lilly personnel at Amylin’s facilities in furtherance of Amylin’s and Lilly’s efforts under the Collaboration Agreement to operate efficiently and effectively.  Capitalized terms used but not defined herein have the meanings given to them in the Collaboration Agreement.

1.             The last sentence of Section 12.3(c) of the Collaboration Agreement is hereby amended and restated to read as follows: “If such termination occurs after Product Launch, such termination shall be effective one (1) year after the date of Amylin’s receipt of written notice from Lilly.  Within 60 days of Lilly’s notice, the parties will negotiate in good faith, and Alliance Steering Committee will approve, a mutually agreeable termination transition plan.”

2.             As of April 1, 2009, notwithstanding any term of the Collaboration Agreement to the contrary, including but not limited to the definition of the term “FTE” or the term “Reimbursable Marketing Expenses,” each Party’s internal costs, including headcount, that are specifically attributable to the Development or Commercialization of Product (e.g. specific finance/accounting support, managed care contracting, etc.) as mutually determined and agreed by the Alliance Steering Committee shall be reimbursed in accordance with each Party’s respective standard cost accounting procedures.  The ASC will be responsible for approving the methodology, plan and rates for these previously unshared expenses.  Each Party shall insure that such internal costs are not unfairly allocated to the Development or Commercialization of Product, and that headcount is allocated based on actual time spent on the Product similar to the procedures specified in Section 1.48 of the Collaboration Agreement.  Such internal costs shall be reimbursed in accordance with each Party’s standard cost accounting procedures.  For purposes of clarification, such internal Reimbursable Marketing Expenses shall include internal marketing costs, whether incurred by Amylin or Lilly, including internal expenses of the types describes in clauses (i) through (xviii) of Section 1.100 of the Collaboration Agreement, even if incurred internally by the Parties.

3.             With regard to certain Lilly employees to be co-located at Amylin’s facilities in furtherance of the efforts between Lilly and Amylin to operate efficiently and effectively (the “Co-located Lilly Employees”), the Parties shall agree upon a set of operating and human resources principles (the “Principles”) to be agreed to by April 16, 2009 and approved by the Alliance Steering Committee.  Those Principles will address matters deemed necessary for the operation of the Alliance business and the co-location of employees including, without limitation the items set forth on Exhibit A hereto.

If this letter correctly reflects our agreement as to the foregoing matters, please sign in the space provided below and return a signed copy of this letter to me.  Unless otherwise set forth in this letter, the terms of the Collaboration Agreement remain unmodified and in full force and effect.

Regards,

/s/ Mark J. Gergen
Mark J. Gergen
Senior Vice President, Corporate Development

Acknowledged and Agreed:

Eli Lilly and Company

By:	/s/ Bryce D. Carmine
Name: Bryce D. Carmine
Title: Executive V.P. Global Marketing & Sales

Date Signed:  April 9, 2009

EXHIBIT A

The Operating and Human Resources Principles shall address, without limitation, the following needs, as well as addressing other operating and human resource matters as the parties deem advisable or necessary:

•                  Co-located Lilly Employees located at Amylin will be required to sign a confidentiality agreement reasonably acceptable to Amylin and Lilly to cover the potential inadvertent exposure to Amylin confidential information not related to the Alliance.

•                  Amylin may restrict access of Co-located Lilly Employees to information and facilities not related to exenatide or not necessary to fulfill their obligations to the Alliance.

•                  Each party shall be responsible for severance costs for their displaced employees, if any.

•                  Co-located Lilly Employees shall remain Lilly employees and not be deemed to be employees of Amylin.  Similarly, those Amylin employees co-located with the Co-located Lilly Employees shall remain Amylin employees and not be deemed to be employees of Lilly.

•                  Amylin shall not incur any liability for any act or failure to act of any Co-located Lilly Employee.  Lilly shall not incur any liability for any act or failure to act of any Amylin employee. Lilly shall indemnify and defend Amylin against any claim brought by or on behalf of a Co-located Lilly Employee to the extent caused by any negligent act or omission by Lilly.  Amylin shall indemnify and defend Lilly against any claim brought by or on behalf of an Amylin employee to the extent caused by any negligent act or omission of Amylin.